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                                EXHIBIT 99(A)



                    Union Planters Corporation Press Release
             dated April 18, 1996, announcing operating results for
                           the first quarter of 1996


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                      [UNION PLANTERS CORPORATION LOGO]

                                 NEWS RELEASE


APRIL 18, 1996



                  UNION PLANTERS CORPORATION ANNOUNCES RECORD
                             FIRST QUARTER EARNINGS



     Memphis, Tennessee -- Union Planters Corporation today announced record net earnings of $39.1 million for the first quarter of 1996, an increase of 10% from $35.7 million for the first quarter of 1995. On a per share basis, fully diluted earnings were $.78 compared to $.72 for the same period in 1995, an increase of 8%. The record earnings level resulted in a return on average assets of 1.40% and a return on average common equity of 17.35%. These ratios compare to 1.33% and 18.16%, respectively, for the first quarter last year.
     Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased to report a record quarter. All of our community banks continue to work hard on customer service and profitability. We will continue our focus on loan growth, noninterest income, and control of operating expenses."
     Net interest income for the first quarter of 1996 was $115.5 million compared to $108.8 million for the same period in 1995. This resulted in a net interest margin of 4.61% which was slightly higher than 4.57% for the first quarter of 1995. The increase is due primarily to loan growth and an increase in the yields on average earning assets.


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     The provision for losses on loans was $8.0 million for the first quarter of 1996, or .45% of average loans. This compares to $12.4 million for the fourth quarter of 1995, which included approximately $5.8 million related to the Capital Bancorporation year end acquisition, and to $2.2 million for the first quarter of 1995. The increase for the first quarter of 1996 over the first quarter of 1995 relates primarily to the credit card portfolio. Net charge-offs for the first quarter of 1996 were $5.8 million compared to $12.9 million and $1.3 million, respectively, for the fourth and first quarters of 1995.
     At March 31, 1996, the allowance for losses on loans was $136.3 million, or 1.92% of loans and 387% of nonperforming loans. Nonperforming assets at March 31, 1996 were $42.0 million, or .59% of loans and foreclosed properties. This compares to $42.0 million, or .59% of loans and foreclosed properties at December 31, 1995, and $32.6 million, or .48% of loans and foreclosed properties at March 31, 1995.
     Noninterest income for the first quarter of 1995 was $40.2 million, an increase of $4.1 million over the same period in 1995. The year-to-year growth is attributable to increased broker/dealer volume and growth in bank cards, mortgage servicing, and trust income. Partially offsetting these items was a decline in service charges on deposit accounts.
     Noninterest expense for the first quarter of 1996 was $89.2 million, a decline of $1.5 million from the first quarter of 1995. The decline is attributable primarily to the reduction in FDIC

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deposit insurance assessments.
     Union Planters Corporation ended the quarter with total assets of $11.4 billion, total loans of $7.1 billion, and total deposits of $9.5 billion. Shareholders' equity at March 31, 1996 was $993 million and the equity to total assets and leverage ratios were 8.73% and 8.22%, respectively.
     Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 38 banking subsidiaries and 404 banking locations in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky.

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FOR ADDITIONAL INFORMATION:
     Jack W.Parker, CFO
     (901) 383-6781


                    [Two Page Financial Attachment Follows]

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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                               1996          1995
- -------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                                                $   115,473   $  108,839
     Taxable-equivalent basis                                                                  119,503      113,228
   Provision for losses on loans                                                                 7,981        2,222
   Noninterest income
     Investment securities gains (losses)                                                           60          (21)
     Other                                                                                      40,137       36,100
   Noninterest expense                                                                          89,152       90,665
   Earnings before income taxes                                                                 58,537       52,031
   Applicable income taxes                                                                      19,393       16,374
   Net earnings                                                                                 39,144       35,657

- -------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings - primary                                                                  $       .82    $     .75
                       - fully diluted                                                             .78          .72
   Cash dividends                                                                                  .27          .23
   Book value                                                                                    19.76        17.13

- -------------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, net of unearned income                                                           $ 7,091,737   $6,797,363
   Allowance for losses on loans                                                               136,277      135,410
   Nonperforming assets
      Nonaccrual loans                                                                          33,759       23,711
      Restructured loans                                                                         1,495        2,259
      Foreclosed properties                                                                      6,714        6,662
   Loans 90 days past due                                                                       19,903        9,662
   Investment securities
       Held to maturity  -  Amortized cost                                                          -     1,124,011
                                 -  Fair value                                                      -     1,129,936
       Available for sale - Amortized cost                                                   2,919,840    1,725,056
                                  - Fair value                                               2,951,092    1,712,766
       Unrealized gain (loss) on available for sale securities, net of taxes                    19,145       (7,825)
   Total assets                                                                             11,368,682   10,784,332
   Total deposits                                                                            9,522,876    9,133,076
   Total shareholders' equity                                                                  992,865      860,488
   Total common equity                                                                         901,055      759,390
   Tier 1 capital                                                                              922,188      822,872
- -------------------------------------------------------------------------------------------------------------------

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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                               1996              1995
- ----------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, net of unearned income                          $  7,167,990       $ 6,804,632
   Investment securities                                     2,792,793         3,008,845
   Earning assets                                           10,427,695        10,055,105
   Total assets                                             11,275,752        10,853,933
   Total deposits                                            9,477,406         9,145,397
   Interest-bearing liabilities                              8,837,222         8,559,281
   Demand deposits                                           1,343,150         1,334,968
   Shareholders' equity                                        956,499           850,666
   Common equity                                               864,689           749,568

- ----------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                       1.40 %            1.33%
   Return on average common equity                               17.35             18.16
   Expense ratio                                                  1.75              2.04
   Efficiency ratio                                              55.85             60.72
   Allowance for losses on loans to
      loans (end of period)                                       1.92              1.99
   Nonperforming loans to loans                                    .50               .38
   Nonperforming assets to loans and
       foreclosed properties                                       .59               .48
   Net charge-offs of loans                               $      5,806       $     1,265
   Net charge-offs as a percentage of
      average loans                                                .33%              .08%
   Common shares outstanding (end of
      period, in thousands)                                     45,602            44,340
   Weighted average shares outstanding
      (in thousands)
         Primary                                                45,752            44,515
         Fully diluted                                          50,463            48,995
   Yield on earning assets (taxable-equivalent
      basis)                                                      8.49%             8.17%
   Rate on interest-bearing liabilities                           4.58              4.23
   Interest rate spread (taxable-equivalent
       basis)                                                     3.91              3.94
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                      4.61              4.57
   Shareholders' equity to assets                                 8.73              7.98
   Leverage ratio                                                 8.22              7.61
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